Exhibit 10.3

PROMISSORY NOTE

$1,400,000.00

March 1, 2007

Phoenix, Arizona

Colfax Financial Corporation, a Utah Corporation (“Maker”) promises to pay to the order of Flash Motors, Inc., an Arizona Corporation (“Holder”) at 10662 San Salvador, Scottsdale, Arizona 85258 or such other place as may be designated in writing by Holder or its assigns, the principal sum of One Million Four Hundred Thousand and no/100 Dollars ($1,400,000), with interest thereon from this date, until fully paid, at a rate equal to thirteen percent (13%) per annum.

The term of this Note shall be sixty (60) months beginning on the Execution Date.  Any balance outstanding as of the expiration of the term shall be due in full and payable on the term expiration date.  In the alternative Two Hundred Fifty Thousand and no/100 Dollars ($250,000) of the principal shall be payable on demand on November 14, 2008 and additional increments of principal of up to Two Hundred Fifty Thousand and no/100 Dollars ($250,000) may be demanded every thirty (30) days thereafter until the Note is paid in full.  Holder shall provide Maker with thirty (30) days written notice of its intent to demand any such payment.  Such notice shall be addressed to Maker at 7607 E. McDowell Road, Scottsdale, Arizona 85257 and is effective three days after being entered into the United States Postal Service as certified mail, return receipt requested.

Interest only shall be payable monthly, in arrears.  The first interest payment shall be due and owing on April 1, 2007.  Interest shall be computed on the basis of a 365-day year or 366-day year as applicable, and actual days lapsed.  Maker shall have the privilege of prepaying the principal under this Note in whole or in part, without penalty or premium at any time.  All payments hereunder shall be applied first to interest, then to principal.

Maker shall pay upon demand any and all expenses, including reasonable attorney fees, incurred or paid by Holder without suit or action in attempting to collect funds due under this Note.  In the event an action is instituted to enforce or interpret any of the terms of this Note including but not limited to any action or participation by Maker in, or in connection with, a case or proceeding under the Bankruptcy Code or any successor statute, the prevailing party shall be entitled to recover all expenses reasonably incurred at, before and after trial, appeal or review whether or not taxable as costs, including, without limitation, attorney fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

All parties to this Note hereby waive presentment, dishonor, notice of dishonor, and protest.  All parties hereto consent to, and Holder is hereby expressly authorized to make, without notice, any and all renewals, extensions, modifications or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note.  Any such action taken by Holder shall not discharge the liability of any party to this Note.

This Note arises out of an agreement between Maker and Holder for non-competition and employment (the “Agreement”).  Breach of said Agreement by Holder as it may be provided for in such Agreement shall in no way affect the enforceability or validity of this Promissory Note.

This Note has been executed and delivered in the State of Arizona on this 1st day of March, 2007 (“Execution Date”).  The Note terms shall be governed and construed in accordance with the laws of Arizona.

COLFAX FINANCIAL CORPORATION

By	/s/ Kenneth Brimmer
Kenneth Brimmer
Its: Authorized Agent